Exhibit 10.28

6290 Sequence Drive • San Diego, CA 92121

858/768-3600 main • 858/546-2411 fax

April 13, 2010

Revised April 23, 2010

Mr. Michael Farese

9 Barrymeade Drive

Lexington, MA 02421

Dear Mike:

Entropic Communications, Inc. (the “Company”) is pleased to offer you employment on the terms set forth below.

1.	Position. You will serve in a full-time capacity Senior Vice President, Engineering and Operations working from the Company’s headquarters in San Diego, California. You will report to Patrick Henry, Chief Executive Officer.

2.	Salary. You will be paid at a semi-monthly rate of $11,250.00 (or $270,000 annualized) payable in accordance with the Company’s standard payroll practices.

3.	Bonus.* You will be eligible for an annual bonus of up to fifty (50%) of your eligible earnings based on achievement of certain performance objectives and in accordance with the Company’s Management Bonus Plan. Your eligibility during the 2010 Performance Period which is January 1, 2010 through December 31, 2010, will begin on your date of hire and your eligible earnings will be prorated accordingly. All bonus payments are made at the discretion of the Company.

4.	Stock Options. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 350,000 (three hundred fifty thousand) shares of the Company’s Common Stock or 270,000 (two hundred seventy thousand) shares of the Company’s Common Stock and a grant of a restricted stock unit covering 30,000 (thirty thousand) shares of common stock of the Company (the “Restricted Stock Unit”). Both the stock options and Restricted Stock Unit grants are subject to the terms of the Company’s 2007 Equity Incentive Plan (the “Plan”), the form of stock option and restricted stock unit agreements and approval by the Company’s Compensation Committee. The stock options will vest over a four-year period with a 25% one-year cliff, in accordance with the standard option plan approved by the Board of Directors. The Restricted Stock Unit shall vest in 25% per year on the first business day following the anniversary date of the date of grant, or the first business day of the next open Window Period if the anniversary date falls during a closed Window Period, so long as you remain in “Continuous Service” in accordance with and as defined in the Plan during the period beginning with your date of hire and ending on such vesting date. Window Period shall be as defined in the Company’s Window Period Policy.

5.	Relocation Assistance. In this position you are required to perform the duties of your position from the Company’s headquarters in San Diego, CA. As such, the Company is prepared to assist you with the expenses relating to relocation of your principal place of residence in the Boston, MA area to the San Diego, CA area (“Relocation Expenses”) and the expenses relating to commuting from your principal place of residence to the San Diego, CA area (“Commuting Expenses”). The total of Relocation Expenses and Commuting Expenses shall be referred to as Relocation Assistance. The Company will provide Relocation Assistance of up to $110,000 (one hundred ten thousand dollars) according to the terms and conditions detailed in the Relocation Agreement and Relocation Expense Guidelines, attached as EXHIBIT C.

6.	Employee Benefits. As a regular full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company’s benefit plans. In addition, you will be entitled to paid time off in accordance with the Company’s policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

7.	Legal Proof of Identity & Authorization to Work. As required by law, your employment with the Company is contingent upon your providing legal proof of your identify and authorization to work in the United States within three (3) days of the beginning of your employment.

8.	Reference and Background Checks. This offer and your employment are contingent upon reference and background checks and the satisfactory completion of both. The reference checks have been completed to the Company’s satisfaction; the background check shall be completed following offer acceptance and upon receipt of the requisite personal information and a signed release form.

9.	Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Innovations and Proprietary Rights Assignment Agreement in the form attached hereto as EXHIBIT A.

10.	Change of Control Agreement. The Company will enter into a Change of Control Agreement with you substantially in the form attached hereto as EXHIBIT B.

11.	At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company with Board of Directors’ approval.

12.	Outside Activities. During your employment with the Company, you must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder (holding more than 1% of an entity’s outstanding shares), volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees from the Company.

13.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

14.	Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

15.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

16.	Expense Reimbursement. The Company shall promptly reimburse you for all actual and reasonable business expenses incurred by you in connection with your employment, including, without limitation, expenditures for entertainment, travel, or other expenses, providing that (i) the expenditures are of a nature qualifying them as legitimate business expenses, and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

17.	Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship between you and the Company, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration, paid for by the Company, before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. Any arbitration award may be entered in any court having competent jurisdiction. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorney’s fees and expert witness costs in addition to any other relief awarded by the trier of fact.

18.

Severability. If any provision of this letter agreement shall be invalid or unenforceable, in whole or in part, the provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated in this letter agreement as so modified or restricted, or as if the provision had not been originally incorporated in this letter agreement, as the case may be.

19.	Headings. Section headings in this letter agreement are for convenience only and shall be given no effect in the construction or interpretation of this letter agreement.

20.	Notice. All notices made pursuant to this letter agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of the Company if you are giving notice to the Company and to your residence if the Company is giving you notice.

21.	Mitigation. You shall not have a duty to mitigate any breach by the Company of this Agreement.

Mike, we hope that you find the foregoing terms acceptable and we look forward to your acceptance of our offer and to the commencement of your employment with the Company. This offer will remain valid until the close of business on April 28, 2010 with an expected start date on or before June 1, 2010. If the terms are agreeable, please sign, date and return a copy of this letter indicating your acceptance. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company and in the event you are unable to start by June 1, 2010 the Company has the right to terminate this offer.

If you have questions or wish to discuss things further, please don’t hesitate to contact me at 858.768.3838.

Sincerely,

/s/ Suzanne C. Zoumaras

Suzanne Zoumaras

Vice President, Worldwide Human Resources

I have read and accept this employment offer:

By:	/s/ Michael Farese	4/27/10
	Michael Farese	Dated

Anticipated Start Date:	June 1, 2010 or earlier